                    RPM INTERNATIONAL INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                 PER COMMON SHARE AND COMMON SHARE EQUIVALENTS

                                                                    Exhibit 11.1

                    (In thousands except per share amounts)


                                                           Year Ended May 31
                                               ----------------------------------------
                                                 2003            2002            2001
                                               --------        --------        --------
Net Income
   Net income applicable to common shares
      for basic and diluted earnings
      per share                                $ 35,327        $101,554        $ 62,961
                                               ========        ========        ========

Shares Outstanding
   Weighted average shares for basic
      earnings per share                        115,294         104,418         102,202

   Net issuable common share equivalents            692             713              10
                                               --------        --------        --------

      Total shares for diluted earnings
         per share                              115,986         105,131         102,212
                                               ========        ========        ========


Basic Earnings Per Common Share                    $.31            $.97            $.62
                                                   ====            ====            ====

Diluted Earnings Per Common Share                  $.30            $.97            $.62
                                                   ====            ====            ====
